Horizon Technology Finance Announces Fourth Quarter and Full Year 2024 Financial Results

- Fourth Quarter 2024 Net Investment Income per Share of $0.27; NII Covers Regular Monthly Distributions for Year

NAV per Share of $8.43 -

- Debt Portfolio Yield of 14.9% -

- HRZN Ends Year with Committed Backlog of $207 Million -

- Declares Regular Monthly Distributions Totaling $0.33 per Share Through June 2025 -

Farmington, Connecticut – March 4, 2025 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), an affiliate of Monroe Capital, and a leading specialty finance company that provides capital in the form of secured loans to venture capital-backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter 2024 Highlights

●	Net investment income (“NII”) of $10.4 million, or $0.27 per share, compared to $15.0 million, or $0.45 per share for the prior-year period
●	Total investment portfolio of $697.9 million as of December 31, 2024
●	Net asset value of $336.2 million, or $8.43 per share, as of December 31, 2024
●	Annualized portfolio yield on debt investments of 14.9% for the quarter
●	Horizon funded seven loans totaling $59.1 million
●	Raised total net proceeds of approximately $18.8 million with “at-the-market” (“ATM”) offering program
●	Experienced liquidity events from five portfolio companies
●	Cash of $100.9 million and credit facility capacity of $244.0 million as of December 31, 2024
●	Held portfolio of warrant and equity positions in 104 companies as of December 31, 2024
●	Undistributed spillover income of $1.06 per share as of December 31, 2024
●	Subsequent to quarter end, declared distributions of $0.11 per share payable in April, May and June 2025
●

The Company’s investment adviser agreed to waive the portion of its quarterly income incentive fee, if any, if and to the extent that, after payment of such portion, the Company’s net investment income per share for such quarter would be less than the quarterly distribution per share declared in such quarter. The income incentive fee waiver will be effective commencing with the quarter ending March 31, 2025 and terminating with the quarter ending December 31, 2025.

Full Year 2024 Highlights

●	Net investment income of $47.8 million, or $1.32 per share for 2024, compared to $61.4 million, or $1.98 per share, for the prior year
●	Net investment income of $1.32 per share for 2024 covered regular monthly distributions of $1.32 per share paid in 2024
●	Achieved annual portfolio yield on debt investments of 15.6% for 2024
●	Horizon funded 25 loans totaling $197.2 million; experienced liquidity events from 13 portfolio companies

“We grew the size of our portfolio for the second consecutive quarter through a number of new, high-quality loans, while the NII of $0.27 we generated in the quarter contributed to our NII covering our regular monthly distributions for 2024,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “We also further strengthened our balance sheet during the quarter, raising approximately $19 million through our ATM program and completing a private $20 million convertible notes offering, both of which provided us with additional capital to fuel our originations platform. Meanwhile, NAV per share was impacted in the fourth quarter by stressed investments, which we continue to actively manage and support in order to maximize their value. As we progress through 2025, we expect to grow our portfolio through new, high-quality venture debt investments while continuing to focus on improving our credit quality and seeking to increase our NAV.”

Fourth Quarter 2024 Operating Results

Total investment income for the quarter ended December 31, 2024 was $23.5 million, compared to $28.2 million for the quarter ended December 31, 2023, primarily due to lower interest income on investments from the debt investment portfolio.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended December 31, 2024 and 2023 was 14.9% and 16.8%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Total expenses for the quarter ended December 31, 2024 were $12.8 million, compared to $12.2 million for the quarter ended December 31, 2023. The increase was primarily due to a $0.6 million increase in interest expense.

Net investment income for the quarter ended December 31, 2024 was $10.4 million, or $0.27 per share, compared to $15.0 million, or $0.45 per share, for the quarter ended December 31, 2023.

For the quarter ended December 31, 2024, net realized loss on investments was $3.2 million, or $0.08 per share, compared to net realized loss on investments of $1.2 million, or $0.04 per share, for the quarter ended December 31, 2023.

For the quarter ended December 31, 2024, net unrealized depreciation on investments was $19.6 million, or $0.51 per share, compared to net unrealized depreciation on investments of $24.3 million, or $0.73 per share, for the prior-year period.

Full Year 2024 Operating Results

Total investment income for the year ended December 31, 2024 was $99.9 million, compared to $113.5 million for the year ended December 31, 2023.

Horizon’s dollar-weighted annualized yield on average debt investments for the year ended December 31, 2024 and 2023 was 15.6% and 16.6%, respectively.

For the full year ended December 31, 2024, net investment income was $47.8 million, or $1.32 per share, compared to net investment income of $61.4 million, or $1.98 per share, in the prior year.

For the full year ended December 31, 2024, net realized loss on investments was $34.6 million, or $0.96 per share, compared to net realized loss on investments of $29.7 million, or $0.97 per share, for the full year ended December 31, 2023.

For the full year ended December 31, 2024, net unrealized depreciation on investments was $18.8 million, or $0.52 per share, compared to net unrealized depreciation on investments of $48.8 million, or $1.57 per share, for the full year ended December 31, 2023.

Portfolio Summary and Investment Activity

As of December 31, 2024, the Company’s debt portfolio consisted of 52 secured loans with an aggregate fair value of $638.8 million. In addition, the Company’s total warrant, equity and other investments in 109 portfolio companies had an aggregate fair value of $59.1 million. Total portfolio investment activity for the three months and full year ended December 31, 2024 and 2023 was as follows:

($ in thousands)	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
Beginning portfolio	$ 684,000	$ 729,053	$ 709,085	$ 720,026

New debt and equity investments	69,273	64,201	210,024	251,189

Less refinanced debt balances	(8,120)	—	(27,660)	(32,500)

Net new debt and equity investments	61,153	64,201	182,364	218,689

Principal payments received on investments	(12,191)	(13,247)	(46,996)	(35,258)

Early pay-offs and principal paydowns	(13,721)	(48,824)	(99,364)	(117,035)

Payment-in-kind interest on investments	1,145	2,345	3,261	8,433

Accretion of debt investment fees	1,372	1,844	5,842	6,862

New debt investment fees	(829)	(765)	(2,918)	(3,162)

Warrants and equity received in settlement of fee income	—	—	359	169

Proceeds from sale of investments	(145)	(3)	(302)	(11,066)

Net realized loss on investments	(3,209)	(1,189)	(34,631)	(29,702)

Net unrealized depreciation on investments	(19,649)	(24,332)	(18,785)	(48,780)

Other	(35)	2	(24)	(91)

Ending portfolio	$ 697,891	$ 709,085	$ 697,891	$ 709,085

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of December 31, 2024, September 30, 2024 and December 31, 2023:

($ in thousands)	December 31, 2024			September 30, 2024			December 31, 2023
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	11	$ 159,944	25.1%	10	$ 129,508	20.5%	11	$ 150,367	22.4%
3	30	419,621	65.7%	34	449,085	70.9%	39	452,911	67.6%
2	7	48,760	7.6%	6	33,465	5.3%	2	39,343	5.9%
1	4	10,454	1.6%	3	21,226	3.3%	4	27,551	4.1%
Total	52	$ 638,779	100.0%	53	$ 633,284	100.0%	56	$ 670,172	100.0%

As of December 31, 2024, September 30, 2024 and December 31, 2023, Horizon’s loan portfolio had a weighted average credit rating of 3.1, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal.

As of December 31, 2024, there were four debt investments with an internal credit rating of 1, with an aggregate cost of $44.8 million and an aggregate fair value of $10.5 million. As of September 30, 2024, there were three debt investments with an internal credit rating of 1, with an aggregate cost of $36.5 million and an aggregate fair value of $21.2 million. As of December 31, 2023, there were four debt investments with an internal credit rating of 1, with an aggregate cost of $72.5 million and an aggregate fair value of $27.6 million.

Liquidity and Capital Resources

As of December 31, 2024, the Company had $131.1 million in available liquidity, consisting of $100.9 million in cash and money market funds, and $30.2 million in funds available under existing credit facility commitments.

As of December 31, 2024, there was no outstanding principal balance under the $150.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $300.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

As of December 31, 2024, there was $181.0 million in outstanding principal balance under the $250 million senior secured debt facility with a large U.S.-based insurance company at an interest rate of 6.47%.

Additionally, as of December 31, 2024, there was $75.0 million in outstanding principal balance under the $100 million senior secured credit facility with a large U.S.-based insurance company at an interest rate of 7.14%.

Horizon Funding Trust 2022-1, a wholly-owned subsidiary of Horizon, previously issued $100.0 million of Asset-Backed Notes (the “2022 Notes”) rated A by a ratings agency. The 2022 Notes bear interest at a fixed interest rate of 7.56% per annum. The reinvestment period of the 2022 Notes ended November 15, 2024 and the stated maturity is November 15, 2030. As of December 31, 2024, the 2022 Notes had an outstanding principal balance of $81.1 million.

On October 17, 2024, the Company entered into a note purchase agreement in connection with the issuance sale of $20 million aggregate principal of the Company’s 7.125% Convertible Notes due 2031 (the “Convertible Notes”), in a transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933. The Company received net proceeds (before expenses) from the sale of the Convertible Notes of approximately $18.6 million.

The Convertible Notes mature on October 17, 2031, unless earlier converted or repurchased in accordance with their terms. The Convertible Notes bear interest at a rate of 7.125% per year, subject to additional interest or repurchase obligation upon certain events, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on December 31, 2024. The Convertible Notes may be converted into common stock by the holders of the Convertible Notes at any time after April 17, 2025 at a conversion price equal to the greater of: (i) volume-weighted average closing sale price for the five trading days immediately prior to the relevant conversion date and (ii) the most recently report net asset value per share of the Company’s common stock.

During the three months ended December 31, 2024, the Company sold 2,020,954 shares of common stock under its ATM offering program with Goldman Sachs & Co. LLC and B. Riley FBR, Inc (the “ATM Program”). The Company received total accumulated net proceeds of approximately $18.8 million, including $0.4 million of offering expenses, from such sales.

As of December 31, 2024, the Company’s percentage of debt net of cash to equity was 110%, below the Company’s 120% target leverage. The asset coverage for borrowed amounts was 171%.

Liquidity Events

During the quarter ended December 31, 2024, Horizon experienced liquidity events from five portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In October, Camp NYC, Inc. (“Camp NYC”) paid its outstanding principal balance of $2.0 million on its venture loan, plus interest and end-of-term payment. HRZN continues to hold warrants in Camp NYC.

In November, Clara Foods Co. (“Clara Foods”) prepaid its outstanding principal balance of $1.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in Clara Foods.

In November, HRZN received a payment of $3.2 million in full settlement of its venture loan to Cognoa, Inc. (“Cognoa”). HRZN continues to hold warrants in Cognoa.

In November, Reputation Institute, Inc. was acquired by Periscope Equity, and Reputation Institute, Inc. prepaid its outstanding principal balance of $1.5 million on its venture loan, plus interest, end-of-term payment and prepayment fees.

In December, Lytics, Inc. (“Lytics”) prepaid its outstanding principal balance of $4.8 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN will also receive proceeds totaling $0.1 million from the redemption of warrants it held in Lytics.

Net Asset Value

At December 31, 2024, the Company’s net assets were $336.2 million, or $8.43 per share, compared to $324.0 million, or $9.71 per share, as of December 31, 2023.

For the quarter ended December 31, 2024, net decrease in net assets resulting from operations was $12.4 million, or ($0.32) per share, compared to a net decrease in net assets resulting from operations of $10.7 million, or ($0.32) per share, for the quarter ended December 31, 2023.

Stock Repurchase Program

During the quarter ended December 31, 2024, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through December 31, 2024, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Recent Developments

On January 2, 2025, the Company funded a $20.0 million debt investment to an existing portfolio company, Pivot Bio, Inc., (“Pivot Bio”), under a revolving commitment. On January 7, 2025, Pivot Bio repaid $20.0 million under the revolving commitment.

On January 9, 2025, the Company purchased, from a co-lender, a debt investment to an existing portfolio company, Hound Labs, Inc., with a principal balance of $2.9 million, for a purchase price of $0.5 million. The debt investment purchased has the same terms as the investment already held by the Company.

On January 10, 2025, the Company funded a $6.0 million debt investment to a new portfolio company, HappyCo, Inc.

On January 15, 2025, the Company funded a $2.0 million equity investment to an existing portfolio company, Swift Health Systems, Inc.

Between January 3 and January 23, 2025, the Company sold 404,305 shares of common stock under the ATM Program. For the same period, the Company received total accumulated net proceeds of approximately $3.7 million, including $0.1 million of offering expenses, from these sales.

On January 31, 2025, the Company funded a $2.5 million debt investment to an existing portfolio company, BriteCore Holdings, Inc.

Between February 11 and 25, 2025 the Company funded a $0.4 million debt investment to an existing portfolio company, Better Place Forests Co.

At a special meeting of the stockholders convened on February 21, 2025, stockholders, upon the recommendation of the Board, approved a new investment management agreement with Horizon Technology Financial Management LLC, the investment advisor to the Company (“HTFM”), the terms of which are identical to those contained in the Investment Management Agreement. The new investment management agreement will become effective, if and when, Wendel Group (Euronext: MF:FP) (“Wendel”) acquires a controlling interest in Monroe Capital LLC (“Monroe Capital”), and indirectly in HTFM.

On February 25, 2025, the Company funded a $25.5 million debt investment to an existing portfolio company, Castle Creek Biosciences, Inc. in connection with the prepayment of its existing $16.3 million debt investment.

On February 27, 2025, the Company funded a $10.0 million debt investment to a new portfolio company, Long Grove Pharmaceutical, LLC.

On February 28, 2025, the Company funded a $15.0 million debt investment to a new portfolio company, MML US, Inc. dba Mainstay Medical.

On March 4, 2025, Candesant Biomedical, Inc. prepaid its outstanding principal balance of $10.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. The Company continues to hold warrants in Candesant Biomedical, Inc.

Monthly Distributions Declared in First Quarter 2025

On February 28, 2025, the Company’s board of directors declared monthly distributions of $0.11 per share payable in each of April, May and June 2025. The following tables show these monthly distributions, which total $0.33 per share:

Monthly Distributions

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
March 17, 2025	March 17, 2025	April 15, 2025	$0.11
April 16, 2025	April 16, 2025	May 15, 2025	$0.11
May 16, 2025	May 16, 2025	June 13, 2025	$0.11
		Total:	$0.33

After paying distributions of $1.37 per share deemed paid for tax purposes in 2024, declaring on October 25, 2024 a distribution of $0.11 per share payable January 15, 2025, and generating taxable earnings of $1.36 per share in 2024, the Company’s undistributed spillover income as of December 31, 2024 was $1.06 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, Horizon’s board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, March 5, 2025, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13750505. The Company recommends joining the call at least 5 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN), externally managed by Horizon Technology Finance Management LLC, an affiliate of Monroe Capital, is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located throughout the U.S. Monroe Capital is a premier asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, opportunistic, structured credit, real estate and equity. To learn more, please visit horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(646) 200-8885

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	December 31,	December 31,
	2024	2023

Assets
Non-affiliate investments at fair value (cost of $694,503 and $716,077, respectively)	$ 657,765	$ 693,730
Non-controlled affiliate investments at fair value (cost of $27,491 and $28,677, respectively)	8,307	1,132
Controlled affiliate investments at fair value (cost of $44,780 and $14,428, respectively)	31,819	14,223
Total investments at fair value (cost of $766,774 and $759,182, respectively)	697,891	709,085
Cash	70,264	46,630
Investments in money market funds	27,266	26,450
Restricted investments in money market funds	3,338	2,642
Interest receivable	16,559	13,926
Other assets	6,515	3,623
Total assets	$ 821,833	$ 802,356

Liabilities
Borrowings	$ 467,904	$ 462,235
Distributions payable	13,159	11,011
Base management fee payable	1,045	1,052
Other accrued expenses	3,542	4,077
Total liabilities	485,650	478,375

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2024 and December 31, 2023	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 40,043,312 and 33,534,854 shares issued and 39,875,847 and 33,367,389 shares outstanding as of December 31, 2024 and December 31, 2023, respectively	44	36
Paid-in capital in excess of par	518,200	450,949
Distributable loss	(182,061)	(127,004)
Total net assets	336,183	323,981
Total liabilities and net assets	$ 821,833	$ 802,356
Net asset value per common share	$ 8.43	$ 9.71

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations
(Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Investment income
From non-affiliate investments:
Interest income	$ 22,039	$ 24,739	$ 93,588	$ 100,435
Fee income	287	1,090	2,948	3,345
Payment-in-kind income	76	2,183	1,630	8,113
From non-controlled affiliate investments:
Interest income	—	—	—	1,245
From controlled affiliate investments:
Interest income	72	9	118	17
Payment-in-kind income	1,071	162	1,631	320
Total investment income	23,545	28,183	99,915	113,475
Expenses
Interest expense	8,210	7,564	32,256	28,971
Base management fee	3,083	3,178	12,261	12,799
Performance based incentive fee	—	—	295	3,094
Administrative fee	391	409	1,650	1,658
Professional fees	621	620	2,328	2,178
General and administrative	447	453	1,866	1,837
Total expenses	12,752	12,224	50,656	50,537
Net investment income before excise tax	10,793	15,959	49,259	62,938
Provision for excise tax	367	948	1,476	1,490
Net investment income	10,426	15,011	47,783	61,448
Net realized and unrealized loss
Net realized loss on non-affiliate investments	(3,209)	(1,189)	(34,668)	(29,702)
Net realized gain on non-controlled affiliate investments	—	—	37	—
Net realized loss on investments	(3,209)	(1,189)	(34,631)	(29,702)
Net realized loss on extinguishment of debt	—	(151)	—	(151)
Net realized loss	(3,209)	(1,340)	(34,631)	(29,853)
Net unrealized depreciation on non-affiliate investments	(12,297)	(16,833)	(14,392)	(24,489)
Net unrealized (depreciation) appreciation on non-controlled affiliate investments	(13)	(8,364)	8,361	(26,513)
Net unrealized (depreciation) appreciation on controlled affiliate investments	(7,339)	865	(12,754)	2,222
Net unrealized depreciation on investments	(19,649)	(24,332)	(18,785)	(48,780)
Net realized and unrealized loss	(22,858)	(25,672)	(53,416)	(78,633)
Net decrease in net assets resulting from operations	$ (12,432)	$ (10,661)	$ (5,633)	$ (17,185)
Net investment income per common share - basic	$ 0.27	$ 0.45	$ 1.32	$ 1.98
Net investment income per common share - diluted	$ 0.27	$ 0.45	$ 1.32	$ 1.98
Net decrease in net assets resulting from operations per common share - basic	$ (0.32)	$ (0.32)	$ (0.16)	$ (0.56)
Net decrease in net assets resulting from operations per common share - diluted	$ (0.32)	$ (0.32)	$ (0.16)	$ (0.56)
Weighted average shares outstanding - basic	38,797,437	33,339,363	36,104,415	30,957,849
Weighted average shares outstanding - diluted	38,797,437	33,339,363	36,104,415	30,957,849
Distributions declared per share	$ 0.33	$ 0.38	$ 1.37	$ 1.37